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FOR IMMEDIATE RELEASE

     Media Contact:                               Investor Contact:
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         KANSAS CITY POWER & LIGHT BOARD UNANIMOUSLY REJECTS
              WESTERN RESOURCES REVISED MERGER PROPOSAL
        Reaffirms Support for Strategic Merger with UtiliCorp

         __________________________________________________

Kansas City, Missouri (June 25, 1996) -- The Board of Directors of Kansas City Power & Light Company (NYSE: KLT) yesterday unanimously rejected the revised merger proposal received from Western Resources, Inc. as not in the best interests of KCPL shareholders.

The Board reaffirmed its support for KCPL's strategic merger with UtiliCorp United Inc. (NYSE: UCU). The UtiliCorp merger proposal is to be submitted to KCPL and UtiliCorp shareholders for approval at special shareholder meetings.

KCPL's Chairman, President and CEO Drue Jennings said: "The KCPL Board's rejection reflects its firm conviction that Western Resources' proposed merger is based on faulty assumptions that seriously jeopardize its dividend promises and raise questions regarding its financial forecasts that we expect will adversely affect its future stock price performance.

"Western is currently embroiled in rate reduction proceedings before the Kansas Corporation Commission (KCC). We believe that the KCC will impose rate reductions on Western far in excess of the $8.7 million per year over seven years that Western has proposed, especially since the KCC Staff has recommended a rate reduction 12 times greater, $105 million in the first year. If the KCC imposes its own staff's recommendation, virtually all of Western's project earnings for 1998, as reported in the Western materials distributed to analysts on June 17, 1996, will be required to pay the dividends promised to KCPL shareholders. We have significant questions about Western's business prospects and believe that Western's earnings will not be sufficient to sustain, let alone grow, dividends.

"Western Resources has made many promises that KCPL believes Western will not be able to keep. Western's dividend promises are contingent on unrealistic earnings forecasts that are undermined by inflated merger savings and the likelihood that the KCC will impose significant rate reductions on Western. Western's rate reduction promises ring hollow because Western's customers are still waiting for the tens of millions of dollars of rate reductions that should have resulted from Western's acquisition of Kansas Gas and Electric Company. Western's promise that no employees will be laid off is in conflict with Western's KCC filings. We do not intend to risk the future of our company and its customers, employees, shareholders and other constituencies on Western's hollow promises," Jennings said.

"In contrast, the KCPL / UtiliCorp strategic merger will match KCPL's experience and strength in regulated businesses with UtiliCorp's experience and strength in unregulated businesses," Jennings continued. "This uniquely positions the combined company to meet the challenges of the changing energy market. We are on track to complete this merger by the 2nd quarter of 1997 -- a timetable we believe no one else can match."

The text of Mr. Jennings' letter to John E. Hayes follows:

                                                  June 24, 1996

Dear John:

     The Board of Directors (the "Board") of Kansas City Power & Light Company ("KCPL") has carefully considered the revised proposal of Western Resources, Inc. ("Western") as set forth in your letter of June 17, 1996, and has unanimously voted to reject Western's unsolicited proposal to acquire KCPL. We continue to believe strongly that Western is not an appropriate strategic partner for KCPL and that Western's unsolicited proposal is not in the best interests of our shareholders, nor is it in the best interests of our customers, employees and other constituencies served by KCPL, and we reaffirm our commitment to our business combination with UtiliCorp United Inc. ("UtiliCorp").

     I also want you to understand clearly that our Board has not been, and will not be, influenced by your unsubtle efforts at corporate intimidation. KCPL shareholders will vote on the issuance of KCPL shares required to accomplish the UtiliCorp merger, and the vote will be decided by a majority of all shares present and entitled to vote at the meeting. This is democracy in its purest form. We are fully aware that you would prefer that the UtiliCorp merger be subject to a two-thirds supermajority voting requirement, where a minority of shares could thwart the wishes of a substantial majority. We also fully recognize that your position is designed to further the interests of your own shareholders -- not KCPL's -- and any protestations to the contrary will fool no one.

     The following are some of the more significant factors considered by the Board in rejecting Western's revised proposal
(including some points which I discussed with you as early as March 1995).

- -    WESTERN FACES SIGNIFICANT RATE REDUCTIONS.

     In connection with Western's acquisition of Kansas Gas and Electric Company ("KGE") in 1991, the Kansas Corporation Commission (the "KCC") ordered that all merger savings (over and above an acquisition adjustment that is inapplicable here) should be shared equally between ratepayers and shareholders. But, as you well know, Western has not yet adjusted its rate levels to reflect the savings achieved in the KGE merger. As a result, Western is currently embroiled in rate reduction proceedings before the KCC.

     We believe that the KCC will impose rate reductions on Western far in excess of the $8.7 million per year over seven years that Western has proposed. Western has implicitly admitted that it can afford to reduce its earnings by at least an additional $50 million per year by requesting the KCC's permission to accelerate depreciation on the Wolf Creek plant by that annual amount. Indeed, the staff of the KCC has recommended an immediate rate reduction of $105 million. We believe that the KCC will address Western's overearnings by ordering significant rate reductions and will not permit Western to keep such overearnings.

- -    RATE REDUCTIONS IMPERIL WESTERN'S ABILITY TO DELIVER PROMISED
     DIVIDENDS.

     The implementation of the KCC staff's recommended $105 million rate reduction would have a significant negative impact on Western's cash flow and earnings. If the $105 million rate reduction is implemented, then virtually all of Western's projected earnings for 1998 (as reported in the Western materials distributed to analysts on June 17, 1996, but as adjusted for the rate decrease recommended by the KCC staff) will be required to pay the dividends promised to KCPL shareholders. Even if the KCC orders a rate decrease of only $80 million, approximately three-fourths of the staff's recommendation, over 90% of Western's projected earnings for 1998 could be required to make the promised dividend payments. In light of these facts, the Board does not believe that Western's dividend promises are credible.

- -    WESTERN'S RATE DISPARITY BETWEEN KGE AND KPL ELECTRIC CUSTOMERS
     AMOUNTS TO AT LEAST $171.3 MILLION ANNUALLY.

     There is a significant disparity among the rates charged to your customers. The rates charged to KGE customers were to have been reduced in connection with your acquisition of KGE. However, testimony before the KCC indicates that if the rates charged to KGE customers were reduced to equal the rates charged to KPL customers, Western would suffer a $171 million revenue reduction. Thus, even if the KCC follows the suggestion of its staff and the entire $105 million annual rate reduction is applied to KGE customers, Western would still face a rate disparity of approximately $65 million per year. Given these facts, the Board questions Western's commitment to sharing prospective merger savings with KCPL customers. In addition, the Board believes that Western will have to address the rate disparity by lowering rates for its KGE customers, and the Board does not believe that revenues from KCPL customers should be used to subsidize a rate reduction for KGE customers.

- -    RECENTLY, WESTERN BEGAN THE 40-YEAR AMORTIZATION OF THE
     ACQUISITION PREMIUM FOR KGE OF APPROXIMATELY $20 MILLION
     ANNUALLY.

     As a result of the KGE acquisition, Western must amortize the $801 million acquisition premium at the rate of approximately $20 million per year over a period of forty years, only a portion of which will be recovered in rates. This significant, ongoing and long-term burden is a liability that the Board does not believe KCPL shareholders and ratepayers should be forced to share.

- -    A COMBINATION OF KCPL AND WESTERN WOULD CONCENTRATE RISK.

     A combined KCPL/Western entity would own 94% of the Wolf Creek nuclear plant, concentrating a significant amount of capital and risk in a single asset. The Board believes that it would be preferable to avoid additional concentration of risk in Wolf Creek. In contrast, a KCPL/UtiliCorp entity would own only 47% of Wolf Creek.

- -    A COMBINED KCPL/UTILICORP ENTITY WOULD BE BETTER POSITIONED TO
     COMPETE IN A DEREGULATED MARKET.

     A merger with UtiliCorp provides KCPL with access to new markets in several states and foreign countries, diversifies KCPL's risks by providing entry into nonregulated energy related businesses, and provides KCPL with the competitive advantages of UtiliCorp's successful brand name, EnergyOne. A merger with Western would provide KCPL with none of these immediate advantages. UtiliCorp is much better positioned than Western to compete in a deregulated utility market.

- -    WESTERN'S SYNERGIES CLAIMS ARE UNREALISTIC AND WESTERN WILL NOT
     BE ALLOWED TO RETAIN 70% OF THE SAVINGS RESULTING FROM A MERGER
     WITH KCPL.

     The Board believes, based on a review of Western's synergies analysis, that Western has significantly overestimated the amount of savings that would result from a KCPL/Western combination. Furthermore, Western's assumption in its KCC filings that it will be allowed to retain 70% of the savings resulting from a merger with KCPL is inconsistent with applicable precedent. The KCC, in its order authorizing the merger of KGE and Western's predecessor, Kansas Power and Light Co., required merger savings (over and above an acquisition adjustment that is inapplicable here) to be shared equally between shareholders and customers. In addition, the staff of the Missouri Public Service Commission, in the pending Union Electric/CIPSCO merger, is recommending an equal sharing of merger savings between shareholders and customers. As you know, Western will need the approval of both of these regulatory agencies for any merger with KCPL. In light of these precedents, it appears unrealistic to assume that Western will be able to keep 70% of merger savings.

     As a result of the Board's conclusion that Western will not realize its forecasted amount of savings, and the Board's belief that Western will not be able to retain its expected portion of whatever savings it does realize, the Board does not believe that Western's financial forecasts are credible.


- -    WESTERN'S "NO LAYOFFS" PROMISE IS NOT CREDIBLE.

     Western has stated that no layoffs would result from its proposal. However, the synergy analysis filed by Western with the KCC stated that 531 employee positions would be eliminated and assumed that all resulting savings would be available by January 1, 1998. In light of Western's admission in its proxy materials that a hostile transaction could not be completed until the end of 1997, the Board does not believe that Western could achieve those 531 "reductions" without laying off KCPL employees.

               *              *              *

     The proposed Western transaction would require our shareholders to exchange their KCPL stock, not for cash, but for Western stock. The value of such Western shares is therefore very much at issue.
For the reasons stated in this letter, among others, we have significant doubts about Western's business prospects and believe that Western's earnings will not be sufficient to sustain, let alone grow, dividends. Accordingly, we firmly believe that the proposed Western transaction, in which KCPL shareholders would receive shares of Western stock, is not in the best interests of our shareholders and we reject it. Moreover, we have concluded in view of the factors enumerated in this letter and our conclusions regarding the Western proposal and the value of the Western shares, that it would serve no purpose to meet with you.

     You have made many promises that we do not believe Western will be able to keep. Your dividend promises are contingent on unrealistic earnings forecasts that are undermined by inflated merger savings and the likelihood that the KCC will impose significant rate reductions on Western. Your rate reduction promises ring hollow, because your customers are still waiting for tens of millions of dollars of rate reductions that should have resulted from the acquisition of KGE. Your promise that no employees will be laid off is in conflict with your KCC filings. We do not intend to risk the future of our company and its customers, employees, shareholders and other constituencies on your hollow promises.

     Western faces serious problems relating to the impending rate reduction and rate disparity issues discussed above. These problems need to be resolved by Western's management and Board of Directors, and the consequences of your actions should be borne by your customers and your shareholders alone. Our Board will not permit Western to solve its internal business problems by merging with KCPL.

                                   Sincerely,
                                   /s/A. Drue Jennings

Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan
Kansas City and parts of eastern Kansas and western Missouri.   KCPL
is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.




The participants in this solicitation include Kansas City Power & Light Company ("KCPL") and the following directors of KCPL: David L. Bodde, William H. Clark, Robert J. Dineen, Arthur J. Doyle, W. Thomas Grant II, A. Drue Jennings, George E. Nettels, Jr., Linda Hood Talbott and Robert H. West. KCPL's employee participants include A. Drue Jennings (Chairman of the Board, Chief Executive Officer and President), Marcus Jackson (Senior Vice President - Power Supply), J. Turner White (Senior Vice President - Retail Services), John DeStefano (Senior Vice President - Finance, Treasurer and Chief Financial Officer), Jeanie S. Latz (Senior Vice President - Corporate Services, Corporate Secretary and Chief Legal Officer), Mark Sholander (General Counsel), Frank Branca (Vice President - Wholesale and Transmission Services), Steve W. Cattron (Vice President - Marketing and Regulatory Affairs), Charles R. Cole (Vice President - Customer Services and Purchasing), Doug M. Morgan (Vice President - Information Technology), Richard A. Spring (Vice President - Production), Bailus M. Tate, Jr. (Vice President - Human Resources) and Neil Roadman (Controller). KCPL will enter into an employment agreement with Mr. Jennings which will become effective at the effective time (the "Effective Time") of the mergers (the "Mergers") contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of January 19, 1996, as amended and restated on May 20, 1996, by and among KCPL, KC Merger Sub Inc., UtiliCorp United Inc. ("UtiliCorp") and KC United Corp. Under severance arrangements entered into by KCPL and certain of its executive officers, certain payments may become payable in connection with the Mergers with respect to Mr. Jennings and such officers of KCPL. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, during the period commencing at the Effective Time and continuing for not less than six years thereafter, KCPL shall, to the fullest extent not prohibited by applicable law, have certain indemnification obligations to the participants with respect to matters arising at or prior to the Effective Time in connection with the transactions contemplated by the Mergers. At the Effective Time, the size of KCPL's Board of Directors will increase from 9 to 18 directors and all of the then present directors of KCPL, including, it is expected, Mr. Jennings, will remain on the KCPL Board. Additional employees who may be participants: David Myers, Andrea Bielsker, Carol Sullivan-Myers, Sally Barber, Patti Tribble, Colleen Conroy, Teresa Cook, Sue Johnson-Kimbel, Randy Hamann, Julie Winningham, Bill Bailey, Becky Peck, Leslie Boatright, Pam Levetzow, Susan Cunningham and Phyllis Desbien. No participant individually owns more than 1% of the outstanding shares of KCPL's common stock or more than 1% of the outstanding shares of UtiliCorp's common stock.